UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 27, 2009

CORN PRODUCTS INTERNATIONAL, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	1-13397	22-3514823
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

5 Westbrook Corporate Center, Westchester, Illinois 60654-5749
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (708) 551-2600

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a — 12 under the Exchange Act (17 CFR 240.14a — 12)

☐  Pre-commencement communications pursuant to Rule 14d — 2(b) under the Exchange Act (17 CFR 240.14d(b))

☐  Pre-commencement communications pursuant to Rule 13e — 4(c) under the Exchange Act (17 CFR 240.13e — 4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)  Samuel C. Scott III, age 64, the Chairman, President and Chief Executive Officer of Corn Products International, Inc. (the “Company”) will retire effective May 1, 2009.

In connection with Mr. Scott’s retirement as Chairman, President and Chief Executive Officer of the Company, the Company agreed to the following arrangements with Mr. Scott which are customarily granted to retiring officers:

•                  acceleration to May 1, 2009, of vesting of 27,000 stock options awarded on January 23, 2007 and 53,334 stock options awarded on January 30, 2008 under the Company’s Stock Incentive Plan to Mr. Scott;

•                  a cash bonus equal to the pro-rata payment, if any, Mr. Scott would receive under the Company’s 2009 Annual Incentive Plan, if not required to be an employee of the Company for six months during 2009 in order to qualify for such a payment under the 2009 Annual Incentive Plan.  Such bonus to be paid when and if awards are earned and paid to other participants under the 2009 Annual Incentive Plan; and

•                  transfer to Mr. Scott, on a tax-free basis, of the automobile currently leased by the Company for Mr. Scott.

The Company also entered into an agreement under which Mr. Scott will provide consulting services to the Company for the period beginning on May 1, 2009 and ending on December 31, 2009 (the “Consulting Period”) which provides for a monthly fee of $83,333.33 (equal to his current monthly salary), reimbursement of Mr. Scott’s reasonable and customary business expenses in providing such services, providing Mr. Scott an office during the Consulting Period, and non-competition and non-solicitation covenants.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 28, 2009	CORN PRODUCTS INTERNATIONAL, INC.

	By:	/s/ Cheryl K. Beebe
Name: Cheryl K. Beebe
Title: Vice President and Chief Financial Officer

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